EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of LSI Industries Inc. on Form S-3 (File No. 333-137675, effective November 28, 2006); and on Form S-8 (File No. 333-11503, effective September 6, 1996; File No. 333-91531, effective November 23, 1999; File Nos. 333-100038 and 333-100039, effective September 24, 2002; and File No. 333-110784, effective November 26, 2003) of our report dated August 19, 2005, which appears in the Form 8-K filed by LSI Industries Inc. on December 21, 2007.

/s/ Grant Thornton LLP
Grant Thornton LLP

Cincinnati, Ohio December 21, 2007